      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 2003
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                            PRIDE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                         5847 SAN FELIPE, SUITE 3300                      76-0069030
  (State or other jurisdiction of                  HOUSTON, TEXAS 77057                      (I.R.S. Employer
   incorporation or organization)                     (713) 789-1400                        Identification No.)
                                       (Address, including zip code, and telephone
                                             number, including area code, of
                                        registrant's principal executive offices)

                                   ----------
                                ROBERT W. RANDALL
                       VICE PRESIDENT AND GENERAL COUNSEL
                            PRIDE INTERNATIONAL, INC.
                           5847 SAN FELIPE, SUITE 3300
                              HOUSTON, TEXAS 77057
                                 (713) 789-1400
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)
                                   ----------
                                    COPY TO:
                                 TULL R. FLOREY
                               BAKER BOTTS L.L.P.
                              2900 ONE SHELL PLAZA
                            HOUSTON, TEXAS 77002-4995
                                 (713) 229-1234
                                   ----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

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                                                                PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
               REGISTERED                      REGISTERED           PER UNIT             PRICE              FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(1)    6,000,000 shares       $18.25(2)        $109,500,000(2)      $8,859(3)
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(1) Includes the associated rights to purchase preferred stock, which initially are attached to and trade with the shares of Common Stock being registered hereby.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c). Pursuant to Rule 457(c), the proposed maximum offering price has been calculated based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on July 11, 2003.

(3) Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by a total of $1,893 previously paid by the Registrant in connection with the registration of 292,155 shares of Common Stock pursuant to the Registration Statement on Form S-3 (Registration No. 333-40302) initially filed with the Securities and Exchange Commission on June 28, 2000. Accordingly, a filing fee of $6,966 is being paid herewith.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION DATED JULY 15, 2003

PROSPECTUS

(PRIDE INTERNATIONAL LETTERHEAD)

                            PRIDE INTERNATIONAL, INC.

                           DIRECT STOCK PURCHASE PLAN

     The Pride International, Inc. Direct Stock Purchase Plan provides a convenient way for you to purchase shares of our common stock without paying any brokerage commissions or service charges. The plan promotes long-term ownership in our common stock by offering:

     o the opportunity to purchase additional shares by making investments of at least $500 for any single investment, up to a maximum of $10,000 per month. In limited circumstances, we may permit greater investments.

     o a feature that allows you to deposit certificates representing our common stock into the plan for safekeeping.

     o a simple way to purchase our common stock by reinvesting any cash dividends we may pay in the future.

The plan also provides us with a means of raising additional capital through the direct sale of our common stock. WE HAVE NEVER PAID CASH DIVIDENDS ON OUR COMMON STOCK, AND WE DO NOT EXPECT TO PAY ANY SUCH DIVIDENDS IN THE FUTURE. ACCORDINGLY, UNTIL WE MODIFY OUR POLICY OF NOT PAYING DIVIDENDS, THE PROVISIONS OF THE PLAN WILL APPLY ONLY TO THE OPTIONAL CASH INVESTMENT FEATURE. WE CAUTION YOU THAT THE EXISTENCE OF THE PLAN IN NO WAY IMPLIES THAT WE WILL MODIFY OUR CURRENT DIVIDEND POLICY.

     You do not have to be a current stockholder to participate in the plan. You can purchase your first shares of our common stock by making an initial investment of not less than $1,000 and not more than $10,000. In limited circumstances, we may permit greater initial investments. In some states, shares of our common stock that are offered under the plan to persons who are not currently record holders of our common stock may be offered only through a registered broker-dealer.

     This prospectus relates to 6,000,000 shares of our common stock, par value $0.01 per share, together with the associated preferred share purchase rights, offered for purchase under the plan. Our common stock is listed on the New York Stock Exchange under the symbol "PDE." On July 14, 2003, the last reported sale price of our common stock on the NYSE was $17.68 per share. You should read this prospectus carefully and retain it for future reference.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2003.

                               TABLE OF CONTENTS

About Pride International, Inc....................................................................................1
Summary of the Plan...............................................................................................1
Administration of the Plan........................................................................................2
Telephone Numbers and Mailing Address.............................................................................2
Risk Factors......................................................................................................2
Enrollment........................................................................................................3
Investments.......................................................................................................3
Purchase of Shares................................................................................................7
Sale of Shares....................................................................................................8
Safekeeping of Certificates.......................................................................................8
Gifts or Transfers of Shares......................................................................................9
Issuance of Certificates..........................................................................................9
Statements of Account.............................................................................................9
Termination of Participation.....................................................................................10
Other Information................................................................................................10
Certain Federal Income Tax Consequences..........................................................................11
Interpretation of the Plan.......................................................................................12
Use of Proceeds..................................................................................................12
Plan of Distribution.............................................................................................12
Validity of the Securities.......................................................................................12
Experts..........................................................................................................13
Independent Accountants..........................................................................................13
Where You Can Find More Information..............................................................................13

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    YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY PERSON (INCLUDING ANY SALESMAN OR BROKER) TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THE DOCUMENT AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                         ABOUT PRIDE INTERNATIONAL, INC.

     We are a leading provider of contract drilling and related services to oil and gas companies worldwide, operating both offshore and on land. As of April 30, 2003, we operated a global fleet of 331 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, 29 tender-assisted, barge and platform rigs and 254 land-based drilling and workover rigs. We operate in more than 30 countries and marine provinces. We are a Delaware corporation with our principal executive offices located at 5847 San Felipe, Suite 3300, Houston, Texas 77057. Our telephone number at such address is (713) 789-1400.

                               SUMMARY OF THE PLAN

o ENROLLMENT. An interested investor who does not already own shares of our common stock may enroll in the plan by making an initial investment of at least $1,000 and submitting a completed Enrollment Form. You may obtain an Enrollment Form by contacting the administrator of the plan, American Stock Transfer & Trust Company, as described under "Telephone Numbers and Mailing Address" below. Current stockholders may participate in the plan by submitting a completed Enrollment Form. If your shares of our common stock are held in a brokerage account, you may participate directly by registering some or all of those shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf.

o INVESTMENTS. You may invest additional funds in our common stock through investments of at least $500 for any single investment up to $10,000 per month. You may make such investments occasionally or at regular intervals, as you desire. Investments in excess of $10,000 per month may be made only in accordance with the procedures described in "Investments Over Maximum Monthly Amount" under "Investments" below, including the submission of a Request for Waiver to us, and require our written approval, which we may grant or refuse to grant in our sole discretion. Investments will be fully invested in our common stock through the purchase of whole shares and fractional shares.

o REINVESTMENT OF DIVIDENDS. If we pay any cash dividends on our common stock, you may elect to have those dividends automatically reinvested toward the purchase of additional shares of our common stock without paying any fees. You also will have the option of receiving any such dividends on the shares held in your account under the plan. WE HAVE NEVER PAID CASH DIVIDENDS ON OUR COMMON STOCK, AND WE DO NOT EXPECT TO PAY ANY SUCH DIVIDENDS IN THE FUTURE. ACCORDINGLY, UNTIL WE MODIFY OUR POLICY OF NOT PAYING DIVIDENDS, THE PROVISIONS OF THE PLAN WILL APPLY ONLY TO THE OPTIONAL CASH INVESTMENT FEATURE.

o SAFEKEEPING OF CERTIFICATES. The plan offers a safekeeping service whereby you may deposit certificates representing our common stock held in certificate form into the plan. You can select this service without participating in any other feature of the plan. The safekeeping service is free of any service charges.

o GIFTS OR TRANSFER OF SHARES. You may direct us to transfer all or a portion of the shares of our common stock credited to your account to another person, whether or not the transferee is a participant in the plan. There is no cost for this service, and it is available for all shares held in the plan, including shares deposited into the plan for safekeeping.

o SALE OF SHARES. You may sell through the plan shares of our common stock credited to your account, including those shares deposited into the plan for safekeeping. A nominal brokerage commission and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from the sale.

o STATEMENT OF ACCOUNT. You will receive a statement for each month during which you make investments under the plan. All participants in the plan will receive an annual statement of account.

o FEES. You will not be charged any fees for the purchase of shares through your account. A nominal brokerage commission will be deducted from the proceeds of any sale of shares credited to your account. The current commission is $0.04 per share. We will pay all other administrative costs of the plan.

                           ADMINISTRATION OF THE PLAN

     American Stock Transfer & Trust Company, our transfer agent and registrar, serves as administrator of the plan. Its responsibilities include:

     o   receiving investments

     o   maintaining records

     o   issuing statements of account and

     o   performing other duties required by the plan

     The administrator holds shares of our common stock purchased under, or deposited for safekeeping into, the plan and credited to participants' accounts in the administrator's name or the name of its nominee. If we determine that the source of the shares of common stock needed to meet the requirements of the plan will be shares purchased in the open market (rather than newly issued shares), as described under "Purchase of Shares" below, the administrator will forward funds to be used to make such open-market purchases to an independent agent that we have selected. The independent agent is responsible for purchasing and selling shares of our common stock in the open market for participants' accounts in accordance with the plan. You may contact the administrator as detailed below.

                      TELEPHONE NUMBERS AND MAILING ADDRESS

     You may obtain information about the plan and mail written requests and investments to the administrator as follows:

     American Stock Transfer & Trust Company
     Dividend Reinvestment Department
     40 Wall Street, 46th Floor
     New York, New York 10005
     Toll-free telephone: (800) 278-4353
     Facsimile: (718) 234-1440

     For website and facsimile information relating to investments pursuant to Requests for Waiver, please read "Investments Over Maximum Monthly Amount" under "Investments" below.

     Please include your taxpayer identification number (social security number) and, after receipt, your stockholder account number on all checks and money orders and on all correspondence, as well as a daytime telephone number where you may be contacted during normal working hours.

                                  RISK FACTORS

     In considering whether to purchase our common stock, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors regarding our business described in our most recent annual report on Form 10-K. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the plan.

                                   ENROLLMENT

     You are eligible to participate in the plan if you meet the requirements outlined below. If you are a citizen or resident of a country other than the United States, you must first determine that participating will not violate local laws applicable to us, the plan and you as a participant.

     If you do not currently own any shares of our common stock, you may join the plan after receiving a copy of this prospectus and returning to the administrator a completed Enrollment Form along with your initial investment of at least $1,000. Any initial investment greater than $10,000 will require your submitting a Request for Waiver to us and your receiving our prior approval, and must be made in accordance with the procedures described in "Investments Over Maximum Monthly Amount" under "Investments" below. Some state securities laws require that a registered broker-dealer send information to their residents. A registered broker-dealer will forward this prospectus and the Enrollment Form to residents of those states rather than the administrator's providing that information directly to those residents.

     If you already own shares of our common stock and those shares are registered in your name, you may join the plan after receiving a copy of this prospectus and returning a completed Enrollment Form. Registered stockholders should be sure to sign their names on the Enrollment Form exactly as they appear on their stock certificates.

     If you hold your shares of our common stock in a brokerage, bank or other intermediary account -- that is, in "street name" -- you may participate in the plan by instructing your broker, bank or other intermediary account to register the shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf. The broker, bank or other intermediary account may also be required to provide a Broker and Nominee Form to the administrator. As another option, you may request a copy of this prospectus from the administrator and return a completed Enrollment Form along with an initial investment of at least $1,000 to the administrator.

                                   INVESTMENTS

     To purchase shares, you must invest at least $500 at any one time (at least $1,000 for an initial investment if you are not already a stockholder) but cannot invest more than $10,000 per month, except as described below under "Investments Over Maximum Monthly Amount." Any investment of less than $500 ($1,000 for an initial investment by an investor who is not a stockholder) and the portion of any investment or investments totaling more than $10,000 per month, except for investments made pursuant to Requests for Waiver, will be returned without interest. You have no obligation to make any investments under the plan.

TIMING OF INVESTMENTS

     An "investment date" for investments not exceeding $10,000 per month will occur once each month and will be determined solely at our discretion, although we expect that the investment date for each month will be the last business day of the month. The administrator must receive those investments no later than three business days before an investment date for those investments to be invested in our common stock beginning on that investment date. Otherwise, the administrator may hold those funds and invest them beginning on the next investment date. Investments in excess of $10,000 per month made pursuant to Requests for Waiver must be made at the times and in accordance with the procedures described in "Investments Over Maximum Monthly Amount" below.

     If we pay any cash dividends, dividend payments that you have designated for reinvestment will be invested on the relevant dividend payment date.

METHOD OF PAYMENT

     Check or Money Order. You may make investments (other than investments made pursuant to Requests for Waiver) during any month by check or money order for U.S. dollars made payable to Pride International, Inc. You should send your payments to the administrator together with the tear-off investment form attached to each account statement or, if making an investment while enrolling, with the Enrollment Form. Please do not send cash. Third-party checks are not permitted.

     Other. Other forms of payment, such as wire transfers, may be made, but only if the administrator provides advance approval. You should direct any inquiries regarding other forms of payment to the administrator.

PENDING INVESTMENTS

     Pending investments will be credited to your account and held in a trust account that will be separate from any of our other funds or monies. Any such investments that are not invested in our common stock within 45 days of receipt will be promptly returned to you. No interest will be paid on funds held by the administrator pending investment.

RETURNED CHECKS

     If any check is returned unpaid for any reason, we will consider the request for investment of such funds null and void. Returned checks will result in a charge of $20 to you. We also are entitled to remove from the participant's account any shares purchased upon the prior credit of such funds. We thereupon will be entitled to sell those shares to satisfy any uncollected amount. If the net proceeds of such sale are insufficient to satisfy the balance of such uncollected amount, we will, in addition to any other rights we may have, be entitled to sell such additional shares from the participant's account as necessary to satisfy the uncollected balance.

INVESTMENTS OVER MAXIMUM MONTHLY AMOUNT

     Investments in excess of $10,000 per month (including any initial investments in excess of $10,000) may be made only with our approval by investors that submit Requests for Waiver in accordance with the procedure described under "Submission of Requests for Waiver" below. Any investor interested in submitting a Request for Waiver that is not already a plan participant must submit a completed Enrollment Form to the administrator.

     WE HAVE SOLE DISCRETION TO ACCEPT OR REJECT ANY INVESTMENT MADE PURSUANT TO A REQUEST FOR WAIVER. In deciding whether to accept or reject any such investment, we will consider relevant factors, including:

     o whether the plan is then purchasing newly issued shares of our common stock or is purchasing shares of our common stock through open market purchases

     o   our need for additional funds

     o the attractiveness of obtaining those funds through the sale of our common stock under the plan in comparison to other sources of funds

     o the purchase price likely to apply to any sale of our common stock under the plan

     o the party submitting the request, including the extent and nature of that party's prior participation in the plan and the number of shares that party holds of record

     o the discount proposals submitted pursuant to the Requests for Waiver and

     o the aggregate amount of investments for which Requests for Waiver have been submitted for the month

     If Requests for Waiver are submitted for a total amount greater than the amount we are then willing to accept, we may honor any, all or none of those requests on any basis that we, in our sole discretion, consider appropriate. With regard to investments made pursuant to a Request for Waiver, the plan does not provide for a predetermined maximum limit on the amount that a stockholder may invest or on the number of shares that may be purchased.

     SUBMISSION OF REQUESTS FOR WAIVER. We maintain a website at http://www.prideinternational.com, which will contain information on whether we are accepting investments pursuant to Requests for Waiver. The website will also contain a form for submitting a Request for Waiver via electronic mail through the website. In addition, we will accept requests for waiver via facsimile at
(713) 789-1430, Attention: Chief Financial Officer. We will notify investors whose Requests for Waiver have been accepted by us by return facsimile.

     Each Request for Waiver must include, in addition to certain investor information and the dollar amount that the investor wishes to invest, a "discount proposal" specifying the waiver discount that the investor proposes to be applicable to its investment. For further information on waiver discounts, please read "Waiver Discount" below. The waiver discount in the discount proposal must be expressed as a whole percentage.

     PRICING PERIOD. The "pricing period" for purposes of determining the price of each newly issued share of our common stock purchased pursuant to a Request for Waiver will be a period of not less than one nor more than 10 trading days commencing on a mutually agreed upon date between us and the investor. The price of each such share will equal the volume weighted average price of our common stock obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each trading day during the applicable pricing period, assuming the threshold price is met on each day, less any applicable waiver discount as described below, calculated pro rata on a daily basis. For example, if an investment of $10 million is made pursuant to a Request for Waiver for a pricing period of 10 trading days, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total investment for each day of the pricing period, which would be $1 million, and dividing it by the volume weighted average price obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, less the discount. On the last day of the pricing period, the total investment amount, $10 million, will be divided by the total number of shares acquired over the 10 trading days (assuming the threshold price is met each day) in order to establish the purchase price. Investments made pursuant to a Request for Waiver will be applied to the purchase of shares of our common stock as soon as practicable on or after the next trading day following the last day of the applicable pricing period, which we refer to as the "waiver investment date." A "trading day" means a day on which trades in our common stock are reported on the New York Stock Exchange.

     The administrator must receive investments pursuant to a Request for Waiver by wire transfer no later than the first business day before the first day of the applicable pricing period. The administrator will apply all investments made pursuant to Requests for Waiver that are so received to the purchase of shares of our common stock as soon as practicable on or after the next day following the waiver investment date. All such investments received after the first business day before the first day of the relevant pricing period will be returned without interest. No interest will be paid on funds held by the administrator pending investment.

     THRESHOLD PRICE. We may, in our sole discretion, establish for any pricing period a "threshold price" applicable to investments made pursuant to Requests for Waiver. The threshold price will be the minimum price applicable to purchases of our common stock made pursuant to Requests for Waiver during the applicable pricing period as set forth below. At least one business day before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the administrator. We will make that determination, in our sole discretion, after a review of current market conditions, the level of participation in the plan and our current and projected capital needs.

     The threshold price, if established, will be the dollar amount that the volume weighted average price obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, must equal or exceed for each trading day during the relevant pricing period. If the threshold price is not satisfied for a trading day during the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that day will be excluded from the determination of the purchase price. Additionally, a trading day will be excluded if no trades in our common stock are reported on the New York Stock Exchange for that day. For example, for a 10 trading day pricing period, if the threshold price is not satisfied for one of the 10 trading days in the pricing period, then the purchase price will be based upon the remaining nine trading days in which the threshold price was satisfied.

     A portion of each investment made pursuant to a Request for Waiver will be returned for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our common stock are reported on the New York Stock Exchange. The returned amount will equal the pro rata amount of the total amount of that investment for each trading day that the threshold price is not satisfied. For example, for a 10 trading day pricing period, if the threshold price is not satisfied or no sales are reported for one of the 10 trading days in the pricing period, one-tenth of the investment will be returned without interest. Such amounts will be returned at the end of the pricing period.

     The establishment of the threshold price and the possible return of a portion of the investment if a threshold price is not satisfied or if no trades in our common stock are reported on the New York Stock Exchange for a trading day apply only to investments made pursuant to Requests for Waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the administrator will be required to provide any written notice of the threshold price, if any, for any pricing period.

     Any person that acquires shares of our common stock through the plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act of 1933. We expect that certain persons will acquire shares of our common stock using the Request for Waiver and resell those shares to obtain the financial benefit of any waiver discount then offered under the plan. We have no arrangement or understanding, formal or informal, with any person relating to a distribution of shares to be purchased through the plan.

     WAIVER DISCOUNT. We may, in our sole discretion, permit a "waiver discount" of 0% to 3% from the market price applicable to investments made pursuant to Requests for Waiver for a particular waiver investment date, and, if a waiver discount is permitted, establish a maximum waiver discount of not more than 3% for that waiver investment date. For any Request for Waiver to be considered by us, the waiver discount, if any, in the applicable discount proposal may not exceed the maximum waiver discount, if any, for the relevant waiver investment date. The maximum waiver discount may vary for different waiver investment dates but will apply uniformly to all investments made pursuant to Requests for Waiver with respect to a particular waiver investment date. The waiver discount will apply to the entire investment and not just the portion of the investment that exceeds $10,000.

     We will determine, in our sole discretion, the amount of any maximum waiver discount after a review of current market conditions, the level of participation in the plan and our current and projected capital needs. At least one business day before the first day of the applicable pricing period, we will determine whether to permit a waiver discount and, if a waiver discount is permitted, the amount of the maximum waiver discount, and will notify the administrator. Neither we nor the administrator will be required to provide any written notice of the maximum waiver discount, if any, for any pricing period.

     We will establish a threshold price or waiver discount only for shares that are purchased directly from us. In addition, investments that do not exceed $10,000 per month as well as any dividend reinvestments will not be subject to any waiver discount or a threshold price. We reserve the right, in our sole discretion and without notice, to administer and approve any terms regarding the threshold price, waiver discount or any other terms regarding investments in excess of the allowable maximum amount as we deem necessary or desirable.

DIVIDEND REINVESTMENT OPTIONS

     The options regarding the reinvestment of any cash dividends we pay on our common stock are listed below. You may change a reinvestment decision at any time by notifying the administrator in writing. Your notification must be received at least two business days before the record date for a dividend for it to be reinvested. WE HAVE NEVER PAID CASH DIVIDENDS ON OUR COMMON STOCK, AND WE DO NOT EXPECT TO PAY ANY SUCH DIVIDENDS IN THE FUTURE. ACCORDINGLY, UNTIL WE MODIFY OUR POLICY OF NOT PAYING DIVIDENDS, THE PROVISIONS OF THE PLAN WILL APPLY ONLY TO THE OPTIONAL CASH INVESTMENT FEATURE. WE CAUTION YOU THAT THE EXISTENCE OF THE PLAN IN NO WAY IMPLIES THAT WE WILL MODIFY OUR CURRENT DIVIDEND POLICY.

     o FULL DIVIDEND REINVESTMENT. Any cash dividends we pay are automatically reinvested on all shares of our common stock. This includes reinvestment on plan shares as well as shares held outside of the plan.

     o NO DIVIDEND REINVESTMENT/OPTIONAL CASH INVESTMENTS ONLY. You will receive any cash dividends on all shares of our common stock, including plan shares.

DIVIDENDS ON SHARES PURCHASED

     If shares that you have purchased are added to your account by any dividend record date we establish, you will receive the upcoming dividend on those newly added shares as well as any other shares already credited to your account.

                               PURCHASE OF SHARES

SOURCE OF SHARES

     Shares of our common stock needed to meet the requirements of the plan will be either newly issued shares purchased directly from us or shares purchased in the open market by an independent agent. Newly issued shares purchased directly from us will consist of treasury shares or authorized but unissued shares. The plan limits us from changing our determination regarding the source of shares to not more than once in any three-month period. The plan initially will purchase newly issued shares of our common stock to satisfy plan requirements. It is our present intention that the plan will continue to use newly issued shares to satisfy plan requirements in the future.

PRICING OF NEWLY ISSUED SHARES

     The price of each newly issued share purchased directly from us for investments not exceeding $10,000 per month or for any dividend reinvestments will be the average of the high and low sale prices of our common stock reported on the New York Stock Exchange Composite Transactions as published in The Wall Street Journal for the trading day preceding the investment date. If no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as we deem appropriate. The price of each newly issued share of common stock purchased pursuant to a Request for Waiver is described above under "Investments Over Maximum Monthly Amount."

PRICING OF SHARES PURCHASED IN THE OPEN MARKET

     The price of any shares of our common stock purchased in the open market to satisfy plan requirements for investments not exceeding $10,000 per month or for any dividend reinvestments will be the weighted average price per share of the aggregate number of shares purchased for the relevant investment date. The number of shares (including any fraction of a share, rounded to three decimal places) of our common stock purchased in the open market that is credited to your account for a particular investment date will be determined by dividing the total amount of investments and any cash dividends to be invested for you on that investment date by the relevant purchase price per share. We will pay any brokerage fees that the plan incurs for open market purchases.

     The independent agent may commingle your funds with those of other participants in the plan for the purpose of executing purchase and sale transactions.

TIMING OF PURCHASES

     Purchases in the open market may begin on the relevant investment date and will be completed no more than 15 days after that investment date. Funds not invested in our common stock within 45 days of receipt will be promptly returned to you without interest. With regard to open market purchases of shares of our common stock by an independent agent, neither we, the administrator, nor any participant in the plan will have any authority or power to:

     o   direct the time or price at which shares may be purchased

     o   designate the markets on which shares are to be purchased or

     o select the broker or dealer (other than the independent agent) through which purchases may be made

     Therefore, you will not be able to precisely time your purchases through the plan and will bear the market risk associated with fluctuations in the price of our common stock.

                                 SALE OF SHARES

     You may request, at any time, that all or a portion of the shares of our common stock credited to your account be sold by delivering written instructions to the administrator. Those instructions may be sent either by mail or facsimile and must be signed by all registered holders of those shares. The administrator will forward the instructions to the independent agent, who will sell the shares as promptly as practicable. The independent agent cannot, however, sell any certificated shares owned by a participant in the plan unless the certificates are first deposited into the plan using the safekeeping feature.

     The administrator reserves the right to close your account if the share balance in the account is less than one whole share. If the administrator exercises this right, you will receive a check for the value of any fractional share less applicable brokerage commissions and any required tax withholdings or transfer taxes.

TIMING OF SALES

     The independent agent will generally make sales of plan shares at least weekly, or more frequently if volume dictates. With regard to those sales, neither we, the administrator, nor any participant in the plan will have any authority or power to:

     o   direct the time or price at which shares may be sold

     o   designate the markets on which shares are to be sold or

     o select the broker or dealer (other than the independent agent) through which sales may be made

     Therefore, you will not be able to precisely time your sales through the plan and will bear the market risk associated with fluctuations in the price of our common stock. You may also choose to sell your shares through a stockbroker of your choice, in which case you should withdraw the shares by requesting a certificate for your shares from the administrator. Please read "Issuance of Certificates" for more information.

PRICING OF SHARES SOLD

     The sale price of any shares sold will be the weighted average price of all shares sold for participants in the plan during the period in which the independent agent is provided with plan shares for that sale. You will receive the proceeds of the sale, less a nominal brokerage fee (currently $0.04 per share) and any required tax withholdings or transfer taxes.

                           SAFEKEEPING OF CERTIFICATES

     You may deposit any shares of our common stock that you hold in certificate form into the plan for safekeeping by delivering those stock certificates, unendorsed, to the administrator and requesting that the shares be credited to your account. You may do this at the time of enrollment by delivering the certificates along with a completed Enrollment Form or at any later time. The safekeeping feature is offered at no charge to you and eliminates the risk associated with the loss of stock certificates. The shares of our common stock that you deposit will be credited to your account and will be treated in the same manner as shares of our common stock purchased under the plan and credited to your account. Any cash dividends we pay on shares of our common stock that are deposited into the plan for safekeeping will be reinvested in shares of our common stock in accordance with your reinvestment election as designated on your Enrollment Form.

                          GIFTS OR TRANSFERS OF SHARES

     You may give or transfer shares of our common stock to anyone you choose by either:

     o making an initial investment to establish an account in the recipient's name by simply completing and submitting an application to the administrator in the recipient's name together with the required initial investment of at least $1,000 but not more than $10,000

     o making an additional investment in an amount of at least $500 but not more than $10,000, on behalf of an existing participant or

     o transferring shares from your account to another person as described below

     You may transfer ownership of all or part of your plan shares by delivering a written request to the administrator with instructions for the change in ownership. Requests for account transfers are subject to the same requirements as requests for the transfer of securities, including the requirement that the administrator receive a properly executed and signed stock power with signatures guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

     The administrator will continue to hold shares transferred under the plan. The administrator will open an account in the name of the transferee, if the transferee is not already a participant, and the transferee will automatically be enrolled in the plan. A statement will be sent to the transferee showing the transfer of shares into his or her account unless you request otherwise. The transfer will be made as soon as practicable after the administrator receives the required documentation. Requests for transfer of the entire account balance received after a dividend record date will be held until the dividend has been paid, reinvested in our common stock and applied to your account.

     The transferee may make elections with regard to the reinvestment of cash dividends on the transferred shares on the Enrollment Form that is provided to him or her. If no election is made, cash dividends, if any, will be reinvested on behalf of the transferee.

     Shares of our common stock credited to your account may not be pledged or assigned. If you wish to pledge or assign your shares, you must withdraw those shares from your account.

                            ISSUANCE OF CERTIFICATES

     You may obtain at any time, free of charge, a certificate for all or a part of the whole shares of our common stock credited to your account upon written request to the administrator. Any remaining whole or fractions of shares of our common stock will continue to be credited to your account. Certificates for fractions of shares of our common stock will not be issued under any circumstances.

     Certificates will be issued in the name or names in which the account is registered unless you instruct otherwise. If the certificate is issued in a name other than your account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

                              STATEMENTS OF ACCOUNT

     You will receive an annual statement showing all transactions for your account during the calendar year. You will receive supplemental statements for months in which you make an investment under the plan. If you participate in the plan through a broker, bank or other intermediary account, you should contact that party regarding your statement.

     Please notify the administrator promptly of any change in your address. The administrator will mail all notices, statements and reports to your address of record. You should retain the statements that you receive to establish the cost basis of shares purchased under the plan for tax and other purposes. The administrator will charge a fee for each duplicate statement you request.

                          TERMINATION OF PARTICIPATION

     You may terminate your participation in the plan at any time by delivering written instructions to the administrator, either by mail or facsimile, signed by all registered holders listed on the account. Upon termination, you must elect either to receive a certificate for the number of whole shares held in your account and a check for the value of any fractional share or to have all the shares in your account sold for you as described under the caption "Sale of Shares."

     The administrator will send your stock certificates and/or proceeds to you as soon as practicable. If the administrator receives a notice of termination after a dividend record date but before the related dividend payment date, a separate dividend check will be mailed to you on the dividend payment date. Thereafter, cash dividends on any remaining shares of our common stock that you hold will be paid to you and will not be reinvested.

                                OTHER INFORMATION

STOCK DIVIDEND/STOCK SPLIT

     Any stock dividends or split shares that we distribute on shares credited to your account will be added to your account. Stock dividends or split shares that we distribute on shares registered in your name outside of the plan will be mailed directly to you in the same manner as to holders of shares of our common stock who are not participating in the plan.

RIGHTS OFFERING

     Your entitlement under the plan in a regular rights offering will be based upon your total holdings of our common stock in the plan. We will issue rights certificates only for the number of whole shares credited to your account. Rights based on a fraction of a share held in your account will be sold for the account and the net proceeds will be invested in our common stock and added to your account by the end of the following month.

VOTING OF PROXIES

     You will have the exclusive right to exercise all voting rights with respect to shares of our common stock credited to your account. You will receive proxy materials from us for each stockholder meeting, including a proxy statement and a form of proxy covering all shares credited to your account and all shares of stock registered in your name outside of the plan as of the record date for the stockholder meeting. If you do not provide any instructions on a returned, properly signed proxy card with respect to any item on that proxy card, all of your whole and fractional shares will be voted in accordance with the recommendations of our board of directors. If you do not return the proxy or you return it unsigned, none of your shares will be voted unless you vote in person or appoint another person as proxy to vote your shares.

STOCKHOLDER COMMUNICATIONS

     In addition to proxy materials, participants in the plan will have the right to receive all communications sent to holders of our common stock generally.

RESPONSIBILITY OF THE ADMINISTRATOR, THE INDEPENDENT AGENT AND PRIDE

     Neither Pride, the administrator nor the independent agent will be liable for any act done in good faith or for the good faith omission to act in connection with the plan, including any claim of liability arising out of failure to terminate your account upon your death prior to receipt of written notice of your death, or with respect to the prices at which shares of our common stock are purchased or sold for your account and the times when those purchases and sales are made.

PLAN MODIFICATION OR TERMINATION

     We reserve the right to amend, suspend, modify or terminate the plan at any time without the approval of participants in the plan. We will send notice of any suspension, termination or significant amendment or modification of the plan to all participants, who will in all events have the right to withdraw from participation.

MULTIPLE ACCOUNTS

     We reserve the right to aggregate all investments for participants with more than one account using the same name, address or social security or taxpayer identification number. Also for the purpose of such limitations, all participants' accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event that we exercise our right to aggregate investments and the result would be an investment in excess of $10,000 per month without submission of a Request for Waiver and receipt of our approval in accordance with the procedures described in "Investments Over Maximum Monthly Amount" under "Investments" above, we will return, without interest, as promptly as practicable, any amount in excess of $10,000.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is general in nature and may not address the tax consequences to participants with special circumstances. You are advised to consult your tax or financial advisor with respect to the tax consequences of participating in the plan.

     For federal income tax purposes, if you elect to acquire shares of our common stock with reinvested dividends, you will be treated as having received a distribution equal to the fair market value of the shares purchased with the reinvested dividends. If you make optional cash investments that are subject to a waiver discount, you may be treated as having received a distribution equal to the excess, if any, of the fair market value of the shares acquired over the amount of your investment.

     The tax basis of shares acquired through the reinvestment of dividends will be equal to the fair market value of the shares on the distribution date. The tax basis of shares purchased with optional cash investments will be equal to the amount of those investments increased by the amount of any distribution that you are treated as having received as a result of a waiver discount. Separate considerations not discussed here may affect the determination of your basis if you are treated as having received a distribution and the distribution is not supported by earnings and profits. Your December plan statement will disclose all plan activities for the year and may be useful when calculating your tax basis.

     The holding period of shares acquired under the plan, whether acquired through the reinvestment of dividends or purchased with optional cash investments, will begin on the day following the date on which the shares were purchased for your account.

     Upon the sale of either a portion or all of your shares from the plan, you may recognize gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional shares. You will not realize any taxable income when you receive certificates for whole shares credited to your account under the plan.

     If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends or the proceeds from the sale of shares. The dividends or proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

                           INTERPRETATION OF THE PLAN

     Our officers are authorized to take any actions that are consistent with the plan's terms and conditions. We reserve the right to interpret and regulate the plan as we deem necessary or desirable in connection with the plan's operations.

                                 USE OF PROCEEDS

     We will receive proceeds from the purchase of our common stock pursuant to the plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes, which may include acquisitions, working capital, capital expenditures, repayment or refinancing of debt and repurchases or redemptions of securities. We cannot estimate the amount of any such proceeds at this time.

                              PLAN OF DISTRIBUTION

     In connection with the administration of the plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.

     Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by such persons.

     From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

     We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant will receive the proceeds of that sale less a nominal brokerage commission and any required tax withholdings or transfer taxes.

     Our common stock may not be available under the plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

                           VALIDITY OF THE SECURITIES

     Certain legal matters in connection with the common stock we are offering will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                             INDEPENDENT ACCOUNTANTS

         With respect to the unaudited interim consolidated financial information of Pride for the three-month periods ended March 31, 2003 and 2002 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 15, 2003 incorporated by reference in this prospectus states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

     We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities:

     o   our annual report on Form 10-K for the year ended December 31, 2002

     o   our quarterly report on Form 10-Q for the quarter ended March 31, 2003

     o our current reports on Form 8-K dated April 21, 2003 (other than the information furnished pursuant to Item 9 of Form 8-K) and April 22, 2003

     o the description of our common stock (including the related preferred share purchase rights) contained in our current report on Form 8-K filed with the SEC on September 28, 2001, as we may update that description from time to time

     You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

     Pride International, Inc.
     5847 San Felipe, Suite 3300
     Houston, Texas 77057
     Attention: Robert W. Randall
                Secretary
     Telephone: (713) 789-1400

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by Pride International, Inc., a Delaware corporation ("Pride"), in connection with the offering described in this Registration Statement.

SEC registration fee ..................     $ 8,859
Printing expenses .....................      15,000
Accounting fees and expenses ..........       5,000
Legal fees and expenses ...............      20,000
New York Stock Exchange listing fee ...      21,000
Blue Sky fees and expenses ............       5,000
Miscellaneous..........................       5,141
                                            -------
     Total ............................     $80,000
                                            =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Pride expects to maintain policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

     Article Seventh of the Certificate of Incorporation of Pride eliminates the personal liability of each director of Pride to Pride and its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8,
Section 174 of the Delaware General Corporation Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transactions from which such director derived an improper personal benefit.

     The Bylaws of Pride provide that Pride will indemnify and hold harmless, to the fullest extent permitted by applicable law in effect as of the date of the adoption of the Bylaws and to such greater extent as applicable law may thereafter permit, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee, agent or fiduciary of (i) Pride, (ii) any predecessor of Pride, (iii) Pride Oil Well Service Company, a Texas corporation ("Pride Oil Well"), (iv) Pride International, Inc., a Louisiana corporation ("Old Pride"), (v) Marine Drilling Companies, Inc., a Texas corporation ("Marine"), (vi) any subsidiary of Pride, Pride Oil Well, Old Pride or Marine or (vii) any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise which the person is or was serving at the request of Pride ("corporate status") against any and all losses, liabilities, costs, claims, damages and expenses actually and reasonably incurred by him or on his behalf by reason of his corporate status.

     The Bylaws further provide that Pride will pay the expenses reasonably incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses will be made only upon receipt of (i) a written undertaking executed by or on behalf of the person to be indemnified to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified by Pride and (ii) satisfactory evidence as to the amount of such expenses.

ITEM 16.  EXHIBITS

 EXHIBIT NO.       DESCRIPTION OF EXHIBIT
 -----------       ----------------------
       *4.1        Certificate of Incorporation of Pride (incorporated by
                   reference to Annex D to the Joint Proxy Statement/Prospectus included in the Registration Statement of Old Pride and Pride
                   on Form S-4 (Registration Nos. 333-66644 and 333-66644-01)
                   (the "Registration Statement")).

       *4.2 By-laws of Pride (incorporated by reference to Annex E to the Joint Proxy Statement/Prospectus included in the Registration
                   Statement).

       *4.3 Form of Common Stock Certificate (incorporated by reference to Exhibit 4.13 to the Registration Statement).

       *4.4 Rights Agreement dated as of September 13, 2001 between Pride and American Stock Transfer & Trust Company, as Rights Agent
                   (incorporated by reference to Exhibit 4.2 of the Current
                   Report of Pride on Form 8-K filed with the SEC on September
                   28, 2001 (the "Form 8-K")).

       *4.5        Certificate of Designations of Series A Junior Participating
                   Preferred Stock of Pride (incorporated by reference to Exhibit 4.3 to the Form 8-K).

      **5.1 Opinion of Baker Botts L.L.P. as to the validity of the Common Stock.

       15.1 Letter on unaudited interim financial information of PricewaterhouseCoopers LLP.

       23.1        Consent of PricewaterhouseCoopers LLP.

       23.2        Consent of KPMG LLP.

     **23.3        Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

       24.1        Powers of Attorney (included on the signature page herein).

----------

 * Incorporated by reference as indicated.

** To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 15, 2003.

                                PRIDE INTERNATIONAL, INC.



                                By:            /s/ Earl W. McNiel
                                    --------------------------------------------
                                               Earl W. McNiel
                                     Vice President and Chief Financial Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below appoints Paul A. Bragg, Earl
W. McNiel and Robert W. Randall, and each of them severally, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2003.

                 /s/ PAUL A. BRAGG                              President, Chief Executive Officer and Director
     ----------------------------------------                            (Principal Executive Officer)
                   Paul A. Bragg

                /s/ EARL W. MCNIEL                                Vice President and Chief Financial Officer
     ----------------------------------------                            (Principal Financial Officer)
                  Earl W. McNiel

              /s/ EDWARD G. BRANTLEY                              Vice President and Chief Accounting Officer
     ----------------------------------------                           (Principal Accounting Officer)
                Edward G. Brantley

              /s/ WILLIAM E. MACAULAY                                        Chairman of the Board
     ----------------------------------------
                William E. Macaulay

              /s/ ROBERT L. BARBANELL                                              Director
     ----------------------------------------
                Robert L. Barbanell

               /s/ DAVID A.B. BROWN                                                Director
     ----------------------------------------
                 David A.B. Brown

                  /s/ J.C. BURTON                                                  Director
     ----------------------------------------
                    J.C. Burton

              /s/ JORGE E. ESTRADA M                                               Director
     ----------------------------------------
                Jorge E. Estrada M

               /s/ RALPH D. MCBRIDE                                                Director
     ----------------------------------------
                 Ralph D. McBride

                /s/ DAVID B. ROBSON                                                Director
     ----------------------------------------
                  David B. Robson

                                INDEX TO EXHIBITS

      EXHIBIT NO.     DESCRIPTION OF EXHIBIT
      -----------     ----------------------
           *4.1       Certificate of Incorporation of Pride (incorporated by
                      reference to Annex D to the Joint Proxy
                      Statement/Prospectus included in the Registration
                      Statement of Old Pride and Pride on Form S-4 (Registration
                      Nos. 333-66644 and 333-66644-01) (the "Registration
                      Statement")).

           *4.2 By-laws of Pride (incorporated by reference to Annex E to the Joint Proxy Statement/Prospectus included in the Registration Statement).

           *4.3 Form of Common Stock Certificate (incorporated by reference to Exhibit 4.13 to the Registration Statement).

           *4.4       Rights Agreement dated as of September 13, 2001 between
                      Pride and American Stock Transfer & Trust Company, as
                      Rights Agent (incorporated by reference to Exhibit 4.2 of the Current Report of Pride on Form 8-K filed with the SEC on September 28, 2001 (the "Form 8-K")).

           *4.5       Certificate of Designations of Series A Junior
                      Participating Preferred Stock of Pride (incorporated by reference to Exhibit 4.3 to the Form 8-K).

          **5.1 Opinion of Baker Botts L.L.P. as to the validity of the Common Stock.

           15.1 Letter on unaudited interim financial information of PricewaterhouseCoopers LLP.

           23.1       Consent of PricewaterhouseCoopers LLP.

           23.2       Consent of KPMG LLP.

         **23.3       Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

           24.1 Powers of Attorney (included on the signature page herein).

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     * Incorporated by reference as indicated.

    ** To be filed by amendment.